UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2013

Summit Materials, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-187556	24-4138486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2900 K Street NW, Suite 100

Harbourside North Tower Building

Washington, D.C. 20007

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (202) 339-9509

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

Julio O. Ramirez separated from his employment as Chief Financial Officer of Summit Materials, LLC, a Delaware limited liability company (the “Company”), effective July 1, 2013.

Effective July 1, 2013, John R. Murphy has been re-appointed Interim Chief Financial Officer while the Company conducts a search for a new Chief Financial Officer.

Mr. Murphy, age 63, has served as a director and chairman of the audit committee of the board of directors of the general partner of the Company’s indirect parent since February 2012. Mr. Murphy served as the Company’s Interim Chief Financial Officer from December 2012 to May 2013. Mr. Murphy was Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation from 2009 to 2010 and served in various senior management roles at Accuride Corporation from 1998 to 2008, including President and Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. Since 2003, Mr. Murphy has served on the board of directors, the governance committee and as chairman of the audit committee of O’Reilly Automotive, Inc. He has also served as a director and audit committee chairman of DJ Orthopedics since January 2012. Mr. Murphy was elected as a director and audit committee member of Graham Packaging in February 2011. Graham Packaging was subsequently sold in September 2011. Among the characteristics that board of directors of the general partner of the Company’s parent considered in appointing Mr. Murphy to the board was his extensive financial knowledge, including from his service as Chief Financial Officer of Smurfit-Stone Container Corporation and Accuride Corporation.

During his prior tenure as Interim Chief Financial Officer, from December 18, 2012 through May 10, 2013, Mr. Murphy was paid a retainer equal to $446,500 per annum (or $37,208 per month), though no compensation was paid for the period from December 18, 2012 through December 29, 2012. The terms of any material plan, contract or arrangement with Mr. Murphy in connection with his current service as the Company’s Interim Chief Financial Officer will be disclosed when determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, LLC

By:	/s/ Thomas Hill
Name:	Thomas Hill
Title:	Chief Executive Officer

Date: July 5, 2013